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     JPS TEXTILE GROUP, INC.                                   EXHIBIT 99.1
                                                               ------------
     February 22, 1994

     Contact:  Kekst & Company
               James Fingeroth

                                                      For Immediate Release
                                                      ---------------------

     JPS Textile Group, Inc. Announces Public Offering For Its Automotive
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     Products and Synthetic Industrial Fabrics Businesses
     ----------------------------------------------------
          GREENVILE, SOUTH CAROLINA, February 22, 1994 - JPS Textile Group, Inc. announced today that registration statements have been filled with the Securities and Exchange Commission for the sale of securities of a newly formed corporation organized to acquire all the automotive products and synthetic industrial fabrics operations from JPS Textile Group.

          The transactions contemplated by the registration statements would result in the operations of JPS's automotive products subsidiary (JPS Automotive Products Corp.) and the synthetic industrial fabrics business of another subsidiary (JPS Converter and Industrial Corp.) becoming a separate publicly owned company.

          A newly formed corporation, which would operate as JPS Automotive Products Corp., intends to acquire the aforementioned businesses, based on the filing range in the registration statement, for approximately $258 million and 20% of its outstanding stock. The acquisition is expected to be financed with the net proceeds from an initial public offering of 6,500,000 shares of common stock and the sale of $150 million aggregate principal amount of Senior Notes.

          The acquisition of the automotive and synthetic industrial fabrics operations is conditioned, among other things, upon the successful consummation of the public offerings, which is expected to occur in April 1994. JPS Textile Group intends to utilize the net proceeds to retire its indebtedness in accordance with the terms of its indentures and credit agreement.

          Registration statements relating to the offerings of common stock and senior notes have been filed with the Securities and Exchange Commission on February 18, 1994 but have not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statements become effective. This release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

          JPS Textile Group, Inc. is one of the largest diversified domestic manufacturers of textile and textile related products, principally for the apparel fabric, industrial and home fashion markets.










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